EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of BRT Realty Trust for the registration of securities that shall have an aggregate offering price not to exceed $50,000,000 and to the incorporation by reference therein of our report dated December 13, 2010, with respect to the consolidated financial statement of BRT Realty Trust and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, N.Y.
August 16, 2013